Exhibit 99.1

News Release 22 West Washington Street Chicago, Illinois 60602 Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2020 Financial Results

CHICAGO, April 29, 2020 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced first-quarter 2020 financial results.

”I am proud of how Morningstar is empowering investor success by helping investors navigate the uncertainty in global markets caused by the COVID-19 pandemic,” said Kunal Kapoor, Morningstar’s chief executive officer. “We successfully transitioned our global workforce to remote work environments while delivering our core data, research, and ratings without interruption during this period of unprecedented market volatility. Our calm, long-term, research-based insights resonated with investors, and we experienced significant increases in page views on Morningstar.com, record levels of PitchBook daily newsletter downloads, and increased usage of Morningstar Direct’s risk model to simulate macroeconomic and market shocks on client portfolios. DBRS Morningstar also successfully launched a COVID-19-related website featuring research and commentary. In support of advisors, retirement plan sponsors, and participants who use our managed portfolios or managed retirement account programs, we increased delivery of webinars and market volatility-related content.

"I am thankful to my colleagues at Morningstar for their efforts and grateful for the partnership we have experienced with all stakeholders. We had a positive start to the year, although our financial results in the quarter have not fully reflected the impact of the current environment. Our business is on solid footing, and we will continue to manage it prudently while fulfilling our mission to serve all investors during this critical time.”

First-Quarter Financial Highlights

•	Revenue increased 25.1% to $324.0 million. DBRS Morningstar[1] represented 13.9 percentage points of growth, while all other Morningstar product areas contributed 11.2 percentage points.

•	Organic revenue growth, which excludes DBRS Morningstar and foreign currency effects, was 11.6%.

•	Operating income decreased 10.1% to $44.5 million; adjusted operating income increased by 12.2%, excluding all merger and acquisition (M&A)-related expenses and amortization.

•	Diluted net income per share declined 28.6% to $0.55 versus $0.77 in the prior period. Adjusted diluted net income per share decreased by 2.3%, excluding all merger and acquisition (M&A)-related expenses and amortization. Both net income and adjusted net income per share reflect the $0.13 impact of higher non-operating losses.

•	Cash provided by operating activities declined 17.5% to $48.7 million, primarily due to the addition of DBRS Morningstar to the Company's bonus payout in the first quarter. Free cash flow was $33.6 million.

1.DBRS Morningstar includes the combined operations and financial performance of DBRS and Morningstar Credit Ratings since the close of the acquisition on July 2, 2019. References to "deal-related expenses and amortization" are specific to the DBRS Morningstar transaction. Reconciliation tables for all non-GAAP measures can be found at the end of this press releas

Overview of First-Quarter 2020 Financial Results

Revenue for the first quarter of 2020 was $324.0 million, an increase of 25.1%, compared with the first quarter of 2019, or 11.6% higher on an organic basis. The contribution of DBRS Morningstar was $37.2 million, or 13.9 percentage points in the quarter, and the remainder of Morningstar contributed $27.9 million, or 11.2 percentage points to revenue growth.

License-based revenue grew 10.5% year over year, driven by strong demand for PitchBook, Morningstar Data, and Morningstar Direct. These solutions are increasing their appeal by expanding datasets and analytics, and broadening their relevance to users’ workflows.

Asset-based revenue increased 17.2% in the quarter. Investment Management revenue grew 14.2%, including the ongoing positive gross revenue contribution from the Morningstar Funds Trust within Morningstar Managed Portfolios. Workplace Solutions revenue grew by 14.6% year over year, driven by strong growth in Managed Retirement Accounts, and the revenue contribution from Morningstar Indexes provided further benefit in the quarter. Across asset-based products, the structure of our contracts and the timing of client asset reporting generally results in a one-quarter lag between market movements and the impact on earned revenue. Average assets under management and advisement increased by 1.7% to $205.1 billion in the quarter versus the prior year period.

Transaction-based revenue more than tripled year over year, driven by the contribution of DBRS Morningstar. Tightening credit markets began to have an adverse impact on the volume of new issue ratings toward the end of the quarter, a trend that has since persisted. Notably, recurring annual fees tied to surveillance, research, and other services represented 41.9% of credit ratings revenue. Excluding DBRS Morningstar, transaction-based revenue declined by 17.2% due to a decrease in advertising revenue on Morningstar.com.

Operating expense increased 33.5% to $279.5 million in the first quarter of 2020. DBRS Morningstar contributed 20.1% to operating expense growth, which includes deal-related expenses and amortization and legal costs related to regulatory matters. Operating expenses for the remainder of Morningstar increased 13.4% as the Company continued to invest in growth across the business. Primary drivers were higher compensation, production costs, and professional fees related to M&A activity. Compensation costs increased, reflecting additional headcount related to roles in data collection and analysis, product and software development, and sales and service support, as well as product development work across Morningstar. Production expense included fees paid to sub-advisors relating to the Morningstar Funds Trust and higher cloud-based computing costs.

First-quarter operating income was $44.5 million, a decrease of $5.0 million, or 10.1%, compared with the prior-year period. Adjusted operating income, which excludes all M&A-related expenses and amortization, was $61.4 million in the quarter, an increase of 12.2% compared with the prior-year period. First-quarter operating margin was 13.7%, compared with 19.1% in the prior-year period. Adjusted operating margin was 18.9% in the first quarter of 2020, versus 21.1% in the prior-year period.

Net income in the first quarter of 2020 was $23.9 million, or $0.55 per diluted share, compared with $33.2 million, or $0.77 per diluted share, in the first quarter of 2019. Adjusted diluted net income per share declined 2.3% to $0.84, compared with $0.86 in the prior-year period. Both net income and adjusted net income per share reflect the $0.13 impact of higher non-operating losses, primarily due to non-cash foreign exchange losses. The effective tax rate for the first quarter of 2020 was 26.2% versus 25.7% in the prior-year period.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and DBRS Morningstar. The combination of DBRS and Morningstar’s U.S.-based credit ratings operation makes it difficult to ascribe the origin of revenue growth to either entity. As such, revenue from the entire credit ratings operation will be excluded from the reporting of organic revenue through the second quarter of 2020. Prior-period results have been adjusted to conform to this presentation. In the first quarter of 2020, organic revenue growth for the other five key strategic areas was 17.0%, compared with organic revenue growth of 11.6% for Morningstar as a whole.

The highlights below summarize key operating metrics as of and for the quarter ended March 31, 2020.

•	Revenue for Morningstar Data was up 7.8% to $51.4 million, or 8.9% on an organic basis.
•	PitchBook licenses increased 67.5% to 41,308, and revenue grew 40.2% to $45.3 million.

•	Morningstar Direct licenses increased 3.9% to 15,998, and revenue grew 5.5% to $38.3 million, or 6.5% on an organic basis.
•	Assets under management and advisement for Workplace Solutions decreased 5.7% to $135.0 billion as of March 31, 2020.
•	Assets under management and advisement in Morningstar Managed Portfolios declined 47.9% to $23.1 billion as of March 31, 2020. The decline in Morningstar Managed Portfolios was largely attributed to a client contract change from a variable to fixed-fee arrangement. Assets reported within Investment Management only include contracts with variable fees.

Update on DBRS Morningstar Integration and Performance

During the first quarter of 2020, DBRS Morningstar’s credit ratings operations successfully executed on their respective strategic initiatives in each region to broaden fundamental and transactional rating opportunities. DBRS Morningstar maintains a leadership position in its home market of Canada, while growth in Europe remains strong reflecting execution of the strategic initiative to emerge as an alternative to the large legacy rating firms. The Company continues to make further progress across all U.S. Structured Finance integration activities, including the operation of its analytical teams, rating processes, and methodologies.

In March, many segments of the transaction-based rating business slowed considerably with a pause in new issuance in certain segments towards month end. While lower activity levels in March diminished improvements compared with the prior-year period, the Company notes the emergence of additional ratings activity driven by the various government emergency credit facilities launched in response to the COVID-19 pandemic.

Balance Sheet and Capital Allocation

As of March 31, 2020, the Company had cash, cash equivalents, and investments totaling $348.8 million and $530.4 million of long-term debt, compared with cash, cash equivalents, and investments of $367.5 million and $513.1 million of long-term debt as of Dec. 31, 2019. The Company’s liquidity position continues to be strong, with $210.0 million available under its $300.0 million revolving credit facility at the end of the first quarter. Additionally, in conjunction with the April 21, 2020 announcement of the Sustainalytics acquisition, the Company entered into a $50.0 million commitment for a new 364-day revolving credit facility.

Cash provided by operating activities was $48.7 million in the first quarter of 2020, compared with $59.0 million in the prior year period. The addition of DBRS Morningstar to the Company's 2019 bonus payout in the first quarter of 2020 was the primary driver of the year-over-year decline.

Free cash flow decreased to $33.6 million in the first quarter of 2020, compared with $40.3 million in the prior year. In the first quarter of 2020, the Company repurchased 176,925 shares for $20.0 million and paid $12.9 million in dividends.

Comparability of Year-Over-Year Results

In addition to the contribution from DBRS Morningstar and the deal-related expenses and amortization discussed above, certain other items affected the comparability of first-quarter 2020 results versus the same period in 2019.

First-Quarter 2020 Results

First-quarter 2020 results include a $2.7 million decrease in stock-based compensation, primarily driven by the renewal of the PitchBook management bonus plan. The new three-year plan mirrors the incentive structure of the original plan, featuring lower target payouts in the first two years compared with the actual 2019 payout. This increased operating income growth by 5.5 percentage points and diluted net income per share by $0.06.

First-quarter 2020 results also reflect the contribution of the Morningstar Funds Trust, which records revenue and sub-advisory fees and waivers on a gross basis. This resulted in a $1.7 million favorable contribution to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

Foreign currency translation decreased revenue by $2.0 million, or 0.8%, and operating expenses by $2.0 million, or 1.0%, in the first quarter of 2020. This resulted in no impact in first-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the company uses them.

2020 Shareholders’ Meeting

Due to the public health risk of the COVID-19 pandemic and in support of the health and well-being of its employees, shareholders, and community, Morningstar's Annual Shareholders’ Meeting will be held virtually on Friday, May 15, 2020. Official business will begin at 9 a.m. CT and the event may be accessed at the following link: www.virtualshareholdermeeting.com/MORN2020

Shareholders, prospective shareholders, analysts, and all other interested parties are invited to view management presentations and participate in a live question and answer period at 9:30 a.m. CT. All participants must pre-register for the event through the following link: https://cvent.me/XkW3Be

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $179 billion in assets under advisement and management as of March 31, 2020. The Company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance, including the impacts of the current COVID-19 pandemic. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, the impact of the current COVID-19 pandemic, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; failing to differentiate our products and continuously create innovative, proprietary research tools and financial advisor software; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit ratings operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; trends in the asset management industry, including the increasing adoption of investment strategies and portfolios relying on passively managed investment vehicles and increased industry consolidation; liability relating to the collection or distribution of information and data we collect and produce or errors included therein; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2020 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except per share amounts)	2020	2019	change
Revenue	$324.0	$258.9	25.1%
Operating expense:
Cost of revenue	137.0	105.1	30.4%
Sales and marketing	50.9	40.0	27.3%
General and administrative	57.4	40.8	40.7%
Depreciation and amortization	34.2	23.5	45.5%
Total operating expense	279.5	209.4	33.5%
Operating income	44.5	49.5	(10.1)%
Operating margin	13.7%	19.1%	5.4	pp

Non-operating loss, net:
Interest expense, net	(3.2)	(0.7)	357.1%
Other expense, net	(8.1)	(2.6)	211.5%
Non-operating loss, net	(11.3)	(3.3)	242.4%

Income before income taxes and equity in net loss of unconsolidated entities	33.2	46.2	(28.1)%
Equity in net loss of unconsolidated entities	(0.8)	(1.5)	(46.7)%
Income tax expense	8.5	11.5	(26.1)%
Consolidated net income	$23.9	$33.2	(28.0)%

Net income per share:
Basic	$0.56	$0.78	(28.2)%
Diluted	$0.55	$0.77	(28.6)%
Weighted average shares outstanding:
Basic	42.9	42.6	0.7%
Diluted	43.3	43.0	0.7%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2020	2019
Operating activities
Consolidated net income	$23.9	$33.2
Adjustments to reconcile consolidated net income to net cash flows from operating activities	53.7	38.3
Changes in operating assets and liabilities, net	(28.9)	(12.5)
Cash provided by operating activities	48.7	59.0
Investing activities
Capital expenditures	(15.1)	(18.7)
Acquisitions, net of cash acquired	(4.5)	—
Purchases of equity investments	(0.5)	(1.1)
Other, net	0.6	0.3
Cash used for investing activities	(19.5)	(19.5)
Financing activities
Common shares repurchased	(20.0)	(4.9)
Dividends paid	(12.9)	(11.9)
Repayments of long-term debt	(37.8)	(40.0)
Proceeds from long-term debt	55.0	—
Other, net	(11.2)	(3.9)
Cash used for financing activities	(26.9)	(60.7)
Effect of exchange rate changes on cash and cash equivalents	(13.9)	1.0
Net decrease in cash and cash equivalents	(11.6)	(20.2)
Cash and cash equivalents-beginning of period	334.1	369.3
Cash and cash equivalents-end of period	$322.5	$349.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of March 31	As of December 31
(in millions)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$322.5	$334.1
Investments	26.3	33.4
Accounts receivable, net	184.7	188.5
Income tax receivable, net	5.7	6.3
Other current assets	41.5	40.9
Total current assets	580.7	603.2

Property, equipment, and capitalized software, net	149.5	154.7
Operating lease assets	147.0	144.8
Investments in unconsolidated entities	58.8	59.6
Goodwill	1,013.2	1,039.1
Intangible assets, net	306.2	333.4
Deferred tax asset, net	9.8	10.7
Other assets	26.8	25.4
Total assets	$2,292.0	$2,370.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$56.5	$58.9
Accrued compensation	70.2	137.5
Deferred revenue	279.1	250.1
Operating lease liabilities	35.9	35.8
Current portion of long-term debt	11.0	11.0
Other current liabilities	3.7	2.5
Total current liabilities	456.4	495.8

Operating lease liabilities	136.0	138.7
Accrued compensation	12.7	12.1
Deferred tax liability, net	90.1	95.0
Long-term debt	519.4	502.1
Other long-term liabilities	44.7	43.6
Total liabilities	1,259.3	1,287.3
Total equity	1,032.7	1,083.6
Total liabilities and equity	$2,292.0	$2,370.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended March 31
(in millions)	2020	2019	Change	Organic[1]
Revenue by type
License-based (2)	$216.0	$195.5	10.5%	10.8%
Asset-based (3)	57.2	48.8	17.2%	18.0%
Transaction-based (4)	50.8	14.6	247.9%	(17.2)%

Key product area revenue
Morningstar Data	$51.4	$47.7	7.8%	8.9%
DBRS Morningstar (5)	46.7	9.5	391.6%	—%	(6)
PitchBook	45.3	32.3	40.2%	40.2%
Morningstar Direct	38.3	36.3	5.5%	6.5%
Investment Management	30.5	26.7	14.2%	16.0%
Morningstar Advisor Workstation	21.8	22.4	(2.7)%	(2.4)%
Workplace Solutions	21.2	18.5	14.6%	14.6%

	As of March 31
	2020	2019	Change
Select business metrics
Morningstar Direct licenses	15,998	15,401	3.9%
PitchBook Platform licenses	41,308	24,655	67.5%
Advisor Workstation clients (U.S.)	155	171	(9.4)%
Morningstar.com Premium Membership subscriptions (U.S.)	111,354	113,408	(1.8)%

	As of March 31
Assets under management and advisement (approximate) ($bil)	2020	2019	Change
Workplace Solutions
Managed Accounts	$65.3	$64.9	0.6%
Fiduciary Services	41.5	45.3	(8.4)%
Custom Models	28.2	33.0	(14.5)%
Workplace Solutions (total)	$135.0	$143.2	(5.7)%
Investment Management (7)
Morningstar Managed Portfolios	$23.1	$44.3	(47.9)%	(8)
Institutional Asset Management	14.0	16.1	(13.0)%
Asset Allocation Services	6.4	6.7	(4.5)%
Investment Management (total)	$43.5	$67.1	(35.2)%

Asset value linked to Morningstar Indexes ($bil)	$47.2	$54.4	(13.2)%

	Three months ended March 31
	2020	2019	Change
Average assets under management and advisement ($bil)	$205.1	$201.7	1.7%

(1) Organic revenue excludes acquisitions, divestitures, adoption of new accounting changes, and the effect of foreign currency translations.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, and other similar products.

(3) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and conferences.

(5) Revenue for the three months ended March 31, 2019 reflects Morningstar Credit Ratings. Revenue for the three months ended March 31, 2020 reflects DBRS Morningstar, the combined credit ratings operations. For the three months ended March 31, 2020, transaction-based revenue derived primarily from one-time ratings fees was 58.1% of such revenue while recurring revenue from surveillance, research, and other services comprised the remainder for the period.

(6) The combination of DBRS and Morningstar’s U.S.-based credit ratings operation in 2019 makes it difficult to ascribe the origin of revenue growth to either entity. As such, revenue from the combined credit ratings operation is excluded from the reporting of organic revenue growth through the second quarter of 2020.

(7) Revenue for Investment Management includes Morningstar Managed Portfolios, Institutional Asset Management, and Asset Allocation Services.

(8) The decline in Morningstar Managed Portfolios was largely attributed to a client contract change from a variable to fixed-fee arrangement. Excluding the assets from this client contract in the prior year, Morningstar Managed Portfolios declined 6.1%. The increase in revenue for Investment Management diverged from the decline in assets under management and advisement due the aforementioned contract change, the impact of average asset calculations on Morningstar Managed Portfolios billing, and increased assets in the Morningstar Funds Trust.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding DBRS Morningstar,

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting changes, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding all mergers and acquisitions (M&A)-related expenses and amortization (adjusted operating income),

•	consolidated operating margin, excluding all M&A-related expenses and amortization (adjusted operating margin),

•	consolidated diluted net income per share, excluding all M&A-related expenses and amortization (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. The total contribution of DBRS Morningstar is excluded from organic revenue growth, as going forward it will be difficult to attribute revenue and related revenue growth to each entity on a standalone basis.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2020	2019	change
Reconciliation from consolidated revenue to revenue excluding DBRS Morningstar:
Consolidated revenue	$324.0	$258.9	25.1%
Less: DBRS Morningstar revenue (1)	(46.7)	(9.5)	391.6%
Revenue excluding DBRS Morningstar	$277.3	$249.4	11.2%

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$324.0	$258.9	25.1%
Less: acquisitions	(47.7)	(9.5)	402.1%
Effect of foreign currency translations	2.0	—	NMF
Organic revenue	$278.3	$249.4	11.6%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$44.5	$49.5	(10.1)%
Add: intangible amortization expense	14.0	4.9	185.7%
Add: M&A-related expenses	2.9	0.3	866.7%
Adjusted operating income	$61.4	$54.7	12.2%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	13.7%	19.1%	(5.4	)pp
Add: intangible amortization expense	4.3%	1.9%	2.4	pp
Add: M&A-related expenses	0.9%	0.1%	0.8	pp
Adjusted operating margin	18.9%	21.1%	(2.2	)pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$0.55	$0.77	(28.6)%
Add: intangible amortization expense	0.24	0.08	200.0%
Add: M&A-related expenses	0.05	0.01	400.0%
Adjusted diluted net income per share	$0.84	$0.86	(2.3)%

	Three months ended March 31
(in millions)	2020	2019	change
Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$48.7	$59.0	(17.5)%
Capital expenditures	(15.1)	(18.7)	(19.3)%
Free cash flow	$33.6	$40.3	(16.6)%

NMF - Not meaningful, pp - percentage points

(1) Revenue for the three months ended March 31, 2019 reflects Morningstar Credit Ratings. Revenue for the three months ended March 31, 2020 includes revenue from DBRS Morningstar, the combined credit ratings operation.